Exhibit 99.1

NEWS RELEASE April 17, 2017

FOR IMMEDIATE RELEASE	Contacts:	Dan Schlanger, CFO Son Nguyen, VP & Treasurer Crown Castle International Corp. 713-570-3050

CROWN CASTLE ANNOUNCES AGREEMENT
TO ACQUIRE WILCON

April 17, 2017 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has entered into a definitive agreement to acquire privately-held Wilcon Holdings LLC (“Wilcon”) for approximately $600 million (subject to certain limited adjustments) from Pamlico Capital and other unit holders of Wilcon. Wilcon is a fiber services provider that owns approximately 1,900 route miles of fiber, primarily in Los Angeles and San Diego. Pro forma for the proposed acquisition, Crown Castle will own or have rights to over 28,000 route miles of fiber.
“The acquisition of Wilcon provides us an extensive set of dense metro fiber assets that will enable us to continue to deliver fiber-fed small cell solutions for our wireless customers in our fastest growing and most active market,” said Jay Brown, Crown Castle’s Chief Executive Officer. “With its complementary footprint, we expect to benefit in the near-term by leveraging Wilcon’s assets to execute on our substantial and growing pipeline of small cells. Longer-term, we believe Wilcon’s well-located assets across the greater Los Angeles and San Diego metro areas, combined with its currently low utilization rate, provide us with a long runway of growth opportunities to pursue small cell deployments for our wireless customers as they seek to improve and enhance their networks to meet growing demand for high-speed, high-capacity wireless services.”
Crown Castle expects the acquisition to close in the third quarter of 2017. In the first year of Crown Castle’s ownership, the transaction is expected to contribute approximately $40 million to gross margin and approximately $10 million of general and administrative expenses. Crown Castle anticipates financing the transaction consistent with maintaining its current investment grade credit metrics. Supplemental materials related to the transaction have been posted on the Crown Castle website at http://investor.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com

News Release continued:	Page 2

ABOUT CROWN CASTLE
Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 26,500 route miles of fiber supporting small cells, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 U.S. markets.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s expectations. Such statements include plans, projections and estimates regarding (1) the anticipated Wilcon acquisition, including timing and financing thereof, (2) potential benefits of the Wilcon acquisition, including the contribution to or impact on Crown Castle’s financial or operating results, including gross margin and general and administrative expenses, (3) Crown Castle’s fiber assets, (4) demand for small cells, (5) wireless carrier network deployments, investment and expenditures, (6) mobile data demand and growth, (7) demand for, potential growth of and opportunities which may be derived from the Wilcon assets, and (8) Crown Castle’s investment grade rating and credit metrics. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle and its results is included in Crown Castle’s filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”

The Foundation for a Wireless World.

CrownCastle.com